Free Writing Prospectus	Filed pursuant to Rule 433
Dated September 17, 2024	Registration No. 333-262954-07

**Pricing Details* $1.17+BN CNH Equipment Trust 2024-C

Joint Bookrunneres: Wells Fargo Securities (str), RBC, Credit Agricole and Rabo Securities

Co-Managers: Academy Securities & SMBC Nikko Securities

Class	Size	WAL*	M/F	BNCH	SPD	YLD%	CPN%	$PRICE
A-1	$238,000,000	0.32	P-1/F1+	ICUR	+11	4.903	4.903	100.00000
A-2A	$211,700,000	1.16	Aaa/AAA	ICUR	+43	4.344	4.300	99.99429
A-2B	$211,700,000	1.16	Aaa/AAA	SOFR30A	+42			100.00000
A-3	$423,400,000	2.76	Aaa/AAA	ICUR	+59	4.070	4.030	99.98472
A-4	$89,300,000	3.98	Aaa/AAA	ICUR	+72	4.159	4.120	99.98762

*WAL to 10% Clean-Up Call

Transaction Summary

* Size	:	$1.17+BN
* Format	:	Public / SEC Registered
* Ratings	:	Moody’s / Fitch
* Ticker	:	CNH 2024-C
* Settle	:	9/24/2024
* ERISA Eligible	:	Yes
* EU RR	:	No

Available Information

* Preliminary Prospectus (attached)

* Free Writing Prospectus (attached)

* Intex CDI (attached)

* Intexnet Deal Name: wscnh24c_base Password: 7VV6

* Dealroadshow: https://dealroadshow.com Code: CNH2024C

   Direct Link: https://dealroadshow.com/e/CNH2024C

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